ZULU ENERGY CORP.

EXECUTIVE COMMITTEE CHARTER

as of June 10, 2008

Purpose and Limitations on Authority

Pursuant to Article III, Section 11 of the Company’s Amended and Restated Bylaws, the Board of Directors hereby establishes an Executive Committee (the “Executive Committee”) which shall have and may exercise all of the authority of the Board of Directors (the “Board”) in the business and affairs of the Company except (a) where action by the Board of Directors is expressly required by statute, (b) such authority is delegated to another committee by the Board, including the audit committee, nominating committee and compensation committee, or the Board is currently fulfilling the duties of such committee, and (c) as provided by Article III, Section 11 of the Company’s Amended and Restated Bylaws, the Executive Committee shall not have the authority to (i) authorize distributions, (ii) approve or propose to shareholders actions or proposals required by the Colorado Business Corporation Act to be approved by shareholders, (ii) fill vacancies on the Board or any committee thereof, (iv) amend the Articles of Incorporation, (v) adopt, amend or repeal the Bylaws, (vi) approve a plan of merger not requiring shareholder approval, (vii) authorize or approve the reacquisition of shares unless pursuant to a formula or method prescribed by the Board, or (viii) authorize or approve the issuance or sale of shares, or contract for the sale of shares or determine the designations and relative rights, preferences and limitations of a class or series of shares, except that the Board may authorize a committee or officer to do so within limits specifically prescribed by the Board.

Responsibilities

The Executive Committee shall:

1.	Exercise the power and authority of the Board regarding the day-to-day activities of the Company including approval and control of the budgets; and

2.	Perform any other activities consistent with this Charter, the Company’s Bylaws and the Colorado Business Corporation Act as the Executive Committee or Board deems appropriate; and

3.	The Executive Committee is authorized to hire one or more individuals that report directly to the Executive Committee; and

4.	Serve as and fulfill the duties and responsibilities of the Compensation Committee, except that only the Board may approve the compensation of the members of the Executive Committee.

Membership

The Executive Committee shall be comprised of not less than two members of the Board of Directors. An advisor to the Executive Committee may be appointed at the discretion of the Board.

Meetings

The Executive Committee shall meet once per year or more frequently as circumstances require. The Executive Committee may require members of management or others to attend meetings and provide pertinent information as necessary. A request or requirement to management from a majority of the Executive Committee shall have the full force and effect as a request from the entire Executive Committee. The proceedings of all meetings will be documented in minutes, which will be approved by the Executive Committee and presented at meetings of the Board.